Exhibit 23.9
Consent of Expert

To:	Gryphon Gold Corporation

United States Securities and Exchange Commission
I, John D. Welsh, P.E., do hereby consent to the filing of the written disclosure of the technical report titled “NI 43-101 Pre-Feasibility Study Update of the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA” dated April 25, 2011 and any extracts from or summary of the Report in the amended Registration Statement for Gryphon Gold Corporation on Form S-1/A filed on April 27, 2011 (the “Registration Statement”). I also consent to the use of my name in the Registration Statement.
Dated this 27th day of April, 2011.
/s/ John D. Welsh
John D. Welsh, P.E.